NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS SECOND QUARTER 2017 RESULTS

DALLAS, TEXAS – August 7, 2017 - NL Industries, Inc. (NYSE: NL)  today reported net income attributable to NL stockholders of $41.2 million, or $.85 per share, in the second quarter of 2017 compared to $.9 million, or $.02 per share, in the second quarter of 2016.  For the first six months of 2017, NL reported net income attributable to NL stockholders of $49.5 million, or $1.02 per share, compared to net loss attributable NL stockholders of $1.6 million, or $.03 per share in the first six months of 2016.

Net sales increased $2.9 million in the second quarter of 2017 and $5.8 million in the first six months of 2017 compared to the respective periods in 2016, and income from operations attributable to CompX increased to $4.6 million in the second quarter of 2017 from $3.7 million in the second quarter of 2016 and to $9.1 million in the first six months of 2017 compared to $7.1 million in the first six months of 2016.  Second quarter and year-to-date 2017 net sales increased over the comparable 2016 periods primarily due to the Security Products reporting unit's sales volumes to existing government security customers, partially offset by a decrease in sales of security products to an original equipment manufacturer of recreational transportation products.  Income from operations attributable to CompX increased for both comparative periods principally due to the higher sales and manufacturing efficiencies facilitated by the higher production volumes at the Security Products reporting unit.

Kronos' net sales of $441.4 million in the second quarter of 2017 were $85.3 million, or 24%, higher than in the second quarter of 2016.  Kronos' net sales of $811.2 million in the first six months of 2017 were $136.7 million, or 20%, higher than in the first six months of 2016.  Kronos' net sales increased in 2017 due to higher average TiO2 selling prices and higher sales volumes.  Kronos' average TiO2 selling prices were 20% higher in the second quarter of 2017 as compared to the second quarter of 2016 and were 19% higher in the first six months of the year as compared to the same prior year period.  Kronos' average selling prices at the end of the second quarter of 2017 were 8% higher than at the end of the first quarter of 2017, and were 12% higher than at the end of 2016, with higher prices in all major markets.  TiO2 sales volumes in the second quarter of 2017 were 6% higher as compared to the same period in 2016 due to higher sales in the North American and European markets, partially offset by lower sales in the Latin American market. TiO2 sales volumes in the first six months of 2017 were 5% higher than the same period in 2016 due to higher sales in the North American and export markets, partially offset by lower sales in the Latin American market.  Kronos' sales volumes in the second quarter and first six months of 2017 set a new overall record for a second quarter and first-six-month period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $8 million in the second quarter 2017 and approximately $15 million in the first six months of 2017 as compared to the same periods in 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in Kronos' sales.

Kronos' income from operations in the second quarter of 2017 was $70.1 million as compared to $10.5 million in the second quarter of 2016.  For the year-to-date period, Kronos' income from operations was $122.4 million as compared to $10.2 million in the first six months of 2016.  Kronos' income from operations increased in the 2017 periods primarily due to higher average TiO2 selling prices, higher sales and production volumes and lower raw materials and other production costs.  Kronos' TiO2 production volumes were 8% higher in the second quarter and 9% higher in the first six months of 2017 as compared to the same periods in 2016.  Kronos operated its production facilities at an overall average capacity utilization rate of 100% in the first six months of 2017 (approximately 100% of practical capacity in the first and second quarters) compared to approximately 96% in the first six months of 2016 (97% and 95% in the first and second quarters of 2016, respectively).  Fluctuations in currency exchange rates also affected comparisons, which decreased Kronos' income from operations by approximately $5 million in the second quarter and by approximately $13 million in the year-to-date period.

Kronos' other operating income, net in the first six months of 2016 includes an insurance settlement gain of $3.4 million (NL's equity interest was $.5 million, or $.01 per share, net of income tax expense) related to a 2014 business interruption claim, of which $1.4 million was recognized by Kronos in the second quarter.

Kronos' income tax benefit in the first six months of 2017 includes a non-cash deferred income tax benefit of $162.6 million (NL's equity interest was $32.1 million, or $.66 per share, net of income tax expense) as a result of a net decrease in Kronos' deferred income tax asset valuation allowance related to its German and Belgian operations (such income tax benefit of Kronos was $157.6 million in the second quarter of 2017, and NL's equity interest was $31.2 million, or $.64 per share, net of income tax expense).  Kronos' income tax expense in the second quarter and first six months of 2016 includes a non-cash deferred income tax expense of $2.9 million (NL's equity was $.6 million, or $.01 per share, net of income taxes) as a result of a net increase in Kronos' deferred income tax asset valuation allowance related to its German and Belgian operations.

Corporate expenses were relatively flat in the second quarter and first six months of 2017 compared to the same period of 2016 as lower administrative expenses in both the quarter and year-to-date periods were offset by higher litigation fees and related costs in the quarter, and slightly higher environmental remediation and related costs in the year-to-date period.  Interest and dividend income increased $.5 million and $.8 million in the second quarter and first six months of 2017 as compared to the same periods of 2016 primarily due to interest earned on CompX's loan to an affiliate which was entered into in August 2016.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos' TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos' competitors
•	Potential consolidation of Kronos' customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as Kronos' new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos' ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Uncertainties associated with CompX's development of new product features
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)
	Three months		Six months
	ended June 30,		ended June 30,
	2016	2017	2016	2017

Net sales	$27.1	$30.1	$54.2	$60.0
Cost of sales	18.6	20.6	37.5	40.8

Gross margin	8.5	9.5	16.7	19.2

Selling, general and administrative expense	4.8	4.9	9.6	10.1
Other operating income (expense):
Insurance recoveries	.2	-	.3	.1
Corporate expense	(3.3)	(3.4)	(9.0)	(8.9)

Income (loss) from operations	.6	1.2	(1.6)	.3

Equity in earnings (losses) of Kronos Worldwide, Inc.	.5	59.7	(.7)	70.9

General corporate item -
Interest and dividend income	.4	.9	.8	1.6

Income (loss) before income taxes	1.5	61.8	(1.5)	72.8

Income tax expense (benefit)	.3	20.3	(.5)	22.5

Net income (loss)	1.2	41.5	(1.0)	50.3

Noncontrolling interest in net income of subsidiary	.3	.4	.6	.8

Net income (loss) attributable to NL stockholders	$.9	$41.1	$(1.6)	$49.5

Net income (loss) per share attributable to NL stockholders	$.02	$.85	$(.03)	$1.02

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2016	2017	2016	2017

CompX - component products	$3.7	$4.6	$7.1	$9.1
Insurance recoveries	.2	-	.3	.1
Corporate expense	(3.3)	(3.4)	(9.0)	(8.9)

Income (loss) from operations	$.6	$1.2	$(1.6)	$.3

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2017 vs. 2016	2017 vs. 2016

Percentage change in sales:
TiO2 product pricing	20%	19%
TiO2 sales volume	6	5
TiO2 product mix/other	-	(2)
Changes in currency exchange rates	(2)	(2)

Total	24%	20%